Exhibit 10.1

SEPARATION AGREEMENT

Michael Baker Corporation, a Pennsylvania corporation (the “Company”), and Bradley L. Mallory (“Executive”) have entered into this Separation Agreement (this “Separation Agreement”) effective as of December 31, 2012 (the “Effective Date”).

RECITALS

A. The parties entered into an Employment Agreement dated June 17, 2008 (the “Employment Agreement”), the employment term under which has expired, but pursuant to which Executive has certain continuing obligations to the Company.

B. The parties desire to enter into this Separation Agreement in order to (i) establish the terms of Executive’s separation from service with the Company, (ii) confirm the payments and benefits which Executive is entitled to receive as a result of Executive’s separation from service with the Company, and (iii) confirm Executive’s obligations to the Company following Executive’s separation from service with the Company.

NOW THEREFORE, in consideration of the mutual promises contained in this Separation Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Termination of Employment. (a) As of 5:00pm, Eastern Time, on December 31, 2012 (the “Termination Date”), Executive’s employment with the Company will terminate. As of the Termination Date, Executive resigns all positions Executive holds as an officer, director or employee of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be reasonably requested by the Company to effect or memorialize the resignation of such positions, including but not limited to executing the Resignation Letter, attached hereto as Exhibit A.

(b) Executive’s termination of employment as of the Termination Date will be (i) considered a termination by the Company “without cause;” (ii) effective without further action and (iii) a “separation from service,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder (“Section 409A”).

2. Severance Payments and Other Consideration. Subject to the terms and conditions of this Separation Agreement (including, without limitation, Executive’s compliance with Sections 3, 4, 5, 6, 7 and 17 hereof), Executive will receive:

(a) in lieu of any rights to any form of paid time off (including, without limitation, any accrued unused vacation), any rights under any bonus arrangements and any rights to severance pay or future salary (whether pursuant to the Company’s separation policy or otherwise), an amount equal to Four Hundred Thirty Thousand Four Hundred NinetySeven and 60/100 Dollars ($430,497.60) minus all lawful withholdings as set forth in Section 14 hereof and less any prior payments for accrued unused vacation (in excess of five days) or severance under the normal severance policy of the Company paid on the next regularly scheduled payroll date following the Termination Date. Said amount will be payable in equal installments on the Company’s normal bi-weekly payroll dates during 2013, with the first such payment due and payable on the next regularlyscheduled Company bi-weekly payroll date in 2013 following Executive’s execution of this Separation Agreement and the Release; and

(b) in lieu of any rights to further or future equity awards, full vesting acceleration on the Termination Date of all of Executive’s stock awards then outstanding under the Company’s Long-Term Incentive Plan, as set forth on Exhibit B attached hereto.

The foregoing payments and benefits will be in complete satisfaction of any and all compensation, severance or other benefits Executive may be eligible to receive upon or in connection with termination of Executive’s employment, including, without limitation, the Employment Agreement (collectively, the “Arrangements”). Notwithstanding anything herein to the contrary, Executive’s participation in the Arrangements (and, as applicable, the Arrangements themselves) will be terminated as of the date hereof, but in each case except with respect to any of Executive’s obligations thereunder as set forth herein (including, without limitation, pursuant to Section 4 hereof).

3. Release. As a condition to the receipt of the payments and benefits set forth in Section 2 hereof, Executive must first execute and deliver to the Company the Waiver and Release of Claims Agreement attached hereto as Exhibit C (the “Release”), which Release constitutes a part of this Separation Agreement. For the avoidance of doubt, the Company agrees that it will take no action to contest Executive’s receipt of any state unemployment insurance benefits. Nothing herein will affect any right to indemnification that Executive may have pursuant to the Company’s Articles of Incorporation or the Company’s By-laws, in each case as may be amended or restated from time to time, or pursuant to the laws of the Commonwealth of Pennsylvania. As of the Effective Date, no officer or director of the Company has actual knowledge of any claim by the Company or any of its subsidiaries or affiliates against Executive.

4. Restrictive Covenants. Executive acknowledges and agrees that the Company’s remedies and any and all of Executive’s obligations and restrictive covenants contained in the Arrangements (including, without limitation, Articles III and IV (and, as applicable, Article VI) of the Employment Agreement) will continue in effect in accordance with the terms and conditions thereof; provided, however, that for purposes of this Section 4, (a) Section 4.03 of the Employment Agreement will be replaced in its entirety with “Executive agrees that he shall not usurp any corporate opportunities of the Company of which he became aware while employed by the Company” and (b) the words “or contemplated at such time to be sold by the Company” will be deleted from the end of Section 4.05 of the Employment Agreement.

5. Return of Company Property. Executive hereby confirms that he has returned to the Company all Company-issued credit cards, keys and building access badges as well as computers, computer software, phones and tangible items owned by the Company whether maintained at Executive’s offices, his home or any other location. Notwithstanding the foregoing, the Company hereby agrees to give Executive for no additional consideration the laptop computer and cell phone owned by the Company and used by Executive during his employment after Company’s Digital Services Department clears these devices of Company data.

6. Cooperation. Executive shall cooperate with the Company to effect a smooth transition of his responsibilities and duties to other personnel. Executive agrees that he shall make no disparaging or damaging written or oral statements or remarks to third parties or employees concerning the Company and any of its parents, subsidiaries or affiliated entities and their respective officers, directors, or employees or concerning the business operations, commercial efforts, technical capabilities or general business reputation of the Company or any of the other parties released under this Separation Agreement and/or the Release. Likewise, the Company will not make any disparaging remarks about Executive to any prospective or new employers of Executive, any shareholders of the Company or any other third party. Executive further agrees that a breach of this paragraph will (a) release the Company from any obligation to make any outstanding payments under this Separation Agreement; (b) entitle the Company to recover any and all damages caused by the breach including, but not limited to, the return of the sums paid pursuant to this Separation Agreement, attorneys’ fees, and other costs associated with recovering such sums; and/or (c) subject him to a court action for a temporary restraining order or injunction.

7. Litigation Cooperation. Executive agrees that he will provide reasonable assistance and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including, without limitation, any proceeding before any arbitral, administrative, judicial, legislative or other body or agency, including but not limited to testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. With respect to any such assistance and cooperation provided by Executive at the request of the Company on or after January 1, 2014, the Company will pay to Executive an amount equal to $215 per hour. Executive further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

8. Notices. Any notice, demand, claim or other communication under this Separation Agreement must be in writing and will be deemed to have been given (a) on delivery if delivered personally or by courier service or (b) on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed, but, in each case, only if addressed to the parties in the following manner at the following addresses (or at the other address as a party may specify by notice to the other): (i) to the Company, to the attention of the Corporate Secretary, at its principal executive offices and (ii) to Executive, at Executive’s principal address as set forth in the Company’s records.

9. Governing Law. This Separation Agreement will be governed by and construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to conflict of laws principles thereof.

10. Nonadmission of Wrongdoing. The parties agree that neither this Separation Agreement nor the furnishing of the consideration set forth herein will be deemed or construed at any time for any purpose as an admission by any party of any liability, wrongdoing or unlawful conduct of any kind.

11. Amendment; Waiver. This Separation Agreement may not be modified, altered or changed except upon express written consent of both of the parties, given or withheld in the sole discretion of each of the parties. The failure of any party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Separation Agreement, will not be construed thereafter as a waiver of any such terms or conditions. This entire Separation Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

12. Entire Agreement. Except as otherwise set forth herein (including, without limitation, pursuant to Section 4 hereof), this Separation Agreement (including, without limitation, the Release, which will constitute a part of this Separation Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties concerning the specific subject matter of this Separation Agreement (including, without limitation, the Arrangements). Each party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other party’s decision to enter into this Separation Agreement, except for those set forth in this Separation Agreement.

13. Severability. If any provision of this Separation Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby, and such illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Separation Agreement.

14. Withholding for Taxes. The Company may withhold from any amounts payable hereunder all federal, state, city or other taxes as will be required to be withheld pursuant to any applicable law or government regulation or ruling.

15. Binding Effect; Assignment. This Separation Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, any successor to the Company. The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein. This Separation Agreement is not assignable by either party without the prior written consent of the other, except that the Company may assign this Separation Agreement to any assignee of or successor to substantially all of the business or assets of the Company or any direct or indirect subsidiary thereof without prior written consent of Executive.

16. Counterparts. This Separation Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

17. Section 409A. To the extent applicable, it is intended that this Separation Agreement comply with the provisions of Section 409A. Notwithstanding any provisions of this Separation Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to any policies adopted by the Company consistent with Section 409A), at the time of Executive’s separation from service and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Section 409A and cannot be paid or provided to Executive without Executive incurring taxes, interest or penalties under Section 409A, amounts that would otherwise be payable pursuant to this Separation Agreement and benefits that would otherwise be provided pursuant to this Separation Agreement, in each case, during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (a) the first business day of the seventh month following the date of Executive’s separation from service or (b) Executive’s death. Notwithstanding the foregoing, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Separation Agreement is guaranteed.

18. Captions; Drafter Protection. The headings and captions herein are provided for reference and convenience only, and will not be employed in the construction of this Separation Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, will not apply to this Separation Agreement.

19. Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Separation Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Separation Agreement, and (c) Executive is entering into this Separation Agreement, including, without limitation, the Release, knowingly, freely and voluntarily in exchange for good and valuable consideration.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement effective as of the Effective Date.

MICHAEL BAKER CORPORATION

By:	/s/ H. James McKnight
Name: H. James McKnight Title: Executive Vice President & CLO

EXECUTIVE

/s/ Bradley L. Mallory
Bradley L. Mallory

EXHIBIT A

Resignation Letter

December 31, 2012

Board of Directors

Michael Baker Corporation

Airside Business Park

100 Airside Drive

Moon Township, PA 15108

Re: Resignation

To the Board of Directors of Michael Baker Corporation:

Please accept this letter as my resignation, effective as of 5:00pm, Eastern Time, on December 31, 2012, from all positions I hold as an officer, director or employee of Michael Baker Corporation and its subsidiaries and affiliates, including but not limited to the following:

Baker Engineering International, Ltd.	Michael Baker Engineering, Inc.
Michael Baker Corporation Foundation	Baker Holding Corporation
Baker/OTS, Inc.	Michael Baker Do Brasil S/C LTDA.
Michael Baker International, Inc.	Michael Baker de Mexico S.A. De C.V.
Michael Baker Jr., Inc.	Overseas Technical Services (Middle East) Ltd.
Vermont General Insurance Company	RBF Consulting
The LPA Design Group, Inc.	Venezolana de Maintenimiento o Operaciones
The LPA Group Incorporated	VB O&M C.A.
The LPA Group of Canada, Inc.

I wish you and the Corporation success in all future endeavors.

Very truly yours,

/s/ Bradley L. Mallory

Bradley L. Mallory

EXHIBIT B

Stock Awards

Non-Qualified Options	2010 Plan Restricted Stock under Restriction	2010 Plan Restricted Stock Restrictions Lifted	Shares Withheld for Taxes	ESPP Holding	401(k) Company Stock Holdings	Personal or Retired Plan Awards	Total
0	28,362	17,943	0	0	19,276	5,253	70,834

	2011	2012	2013	2014	2015
Vesting Dates	17-Jun-11	17-Jun-12	17-Jun-13
		24-Mar-12	24-Mar-13	24-Mar-14
			13-April-13	13-April-14	13-April-15

EXHIBIT C

Waiver and Release of Claims Agreement

Bradley L. Mallory (“Employee”) hereby acknowledges that Michael Baker Corporation (“Employer”) is offering Employee certain payments in connection with Employee’s termination of employment pursuant to the Separation Agreement entered into between Employer and Employee (the “Separation Agreement”), in exchange for Employee’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Payments

1. Employee agrees that Employee will be entitled to receive the applicable severance payments and other benefits under the Separation Agreement (the “Severance Payments”) only if Employee accepts this Agreement, which requires Employee to release both known and unknown claims. Employee agrees that the Severance Payments tendered under the Separation Agreement constitute fair and adequate consideration for the execution of this Agreement.

Claims That Are Being Released

2. Employee agrees that this Agreement constitutes a full and final release by Employee and Employee’s descendants, dependents, heirs, executors, administrators, assigns and successors, of any and all claims, charges and complaints, whether known or unknown, that Employee has or may have to date against Employer and any of its parents, subsidiaries or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors and assigns, arising out of or related to Employee’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Employee signs this Agreement. To the fullest extent allowed by law, Employee hereby waives and releases any and all such claims, charges and complaints in return for the Severance Payments. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restriction on Employers right to terminate employees and any claims under any federal, state, municipal, local or other governmental statute, regulation or ordinance, including, without limitation:

(a)	claims of discrimination, harassment or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973 and any and other federal, state, municipal, local or foreign equal opportunity laws;

(b)	if applicable, claims of wrongful termination of employment; statutory, regulatory and common law “whistleblower” claims and claims for wrongful termination in violation of public policy;

(c)	claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

(d)	claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations and recordkeeping violations; and

(e)	claims of violation of federal, state, municipal, local or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

3. This Agreement does not include any claims that may not be released as a matter of law or any claims under the Age Discrimination in Employment Act, and this Agreement does not waive claims or rights that arise after Employee signs this Agreement. Further, this Agreement will not prevent Employee from doing any of the following:

(a)	obtaining unemployment compensation, state disability insurance or workers’ compensation benefits from the appropriate agency of the state in which Employee lives and works, provided Employee satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Employee is entitled to such benefits);

(b)	asserting any right that is created or preserved by this Agreement, such as Employee’s right to receive the Severance Payments;

(c)	filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Employee is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Employee’s behalf); or

(d)	asserting any right to indemnification that Employee may have pursuant to Employer’s Articles of Incorporation or Employer’s By-laws, in each case as may be amended or restated from time to time, or pursuant to the laws of the Commonwealth of Pennsylvania.

Additional Employee Covenants

4. To the extent applicable, Employee confirms and agrees to Employee’s continuing obligations under the Separation Agreement, including, without limitation, following termination of Employee’s employment with Employer. This includes, without limitation, Employee’s continuing obligations under Sections 4-7 of the Separation Agreement.

Voluntary Agreement And Effective Date

5. Employee understands and acknowledges that, by signing this Agreement, Employee is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

6. The parties understand and agree that:

(a)	Once executed, this Agreement will be irrevocable.

(b)	All amounts payable hereunder will be paid in accordance with the applicable terms of the Separation Agreement.

Governing Law

7. This Agreement will be governed by the substantive laws of the Commonwealth of Pennsylvania, without regard to conflict of laws, and by federal law where applicable.

8. If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

9. Employee is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, Employee acknowledges that Employee has consulted, or had an opportunity to consult with, an attorney or a representative of Employee’s choosing, if any, and that Employee is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Employee certifies that Employee has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. Employee further states and confirms that Employee has signed this Agreement knowingly and voluntarily and of Employee’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EMPLOYEE

Date: Dec. 31, 2012	/s/ Bradley L. Mallory
Bradley L. Mallory